Exhibit 99.1

[The CIT Group, Inc. Logo]

                                                        Contact:
                                                        James J. Egan, Jr.
                                                        Executive Vice President
                                                        Investor Relations
                                                        (973) 535-5911

FROM:     THE CIT GROUP, INC.
          1211 AVENUE OF THE AMERICAS
          NEW YORK, NY  10036

FOR IMMEDIATE RELEASE
---------------------

      NEW YORK, NEW YORK, July 27, 2000 -- The CIT Group, Inc. (NYSE: CIT, TSE:
CIT.U) today announced second quarter 2000 record net income of $151.4 million, up 57.2% from $96.3 million reported for the same period of 1999. Six-month earnings totaled $295.3 million, up from $188.2 million in 1999.

      Earnings per diluted share for the second quarter were $0.58, compared to $0.59 for the second quarter of last year. Six-month earnings per diluted share were $1.12, compared to $1.16 for the same period of 1999. Before the amortization of goodwill, second quarter 2000 earnings per diluted share improved to $0.66 from $0.62 for the same period of 1999, and improved to $1.28 from $1.21 for the six months ended June 30, 2000 and 1999, respectively.

      The second quarter 2000 net income reflects growth from our 1999 acquisition activities, solid fee and other income generation as well as considerable expense savings related to operational integrations.

      "The second quarter results reflect the continuation of progress toward our performance goals," said Albert R. Gamper Jr., CIT Chairman, President and CEO.

"We have continued to focus on our core competencies of credit and expense management. As a result, we have achieved our original run rate $150 million expense target, but continue to set our sights higher. While we still have work ahead of us to achieve our objectives, I have confidence in the people of CIT who have consistently met these challenges. At a time of rising rates and signs of slowing economic activities, the broad diversification of CIT is proving to be very beneficial. However, in light of the net interest margins in the first half of 2000 being lower than our expectations, continued uncertainty regarding the interest rate environment and lower securitization activity, we are revising our EPS estimate for the year 2000 to a range of $2.37-$2.43."

Financial Highlights:

      Total managed assets increased to $53.4 billion at June 30, 2000, up 3.8% from $51.4 billion at year-end, and $28.4 billion at June 30, 1999. The net increase in managed assets of $0.2 billion over March 31, 2000 was achieved after the sales of non-strategic portfolios amounting to approximately $0.5 billion during the quarter. Commercial managed assets were $45.9 billion at June 30, 2000, compared to $44.0 billion at December 31, 1999. Consumer managed assets were $7.2 billion at June 30, 2000, compared to $7.3 billion at December 31, 1999, and were down from $8.1 billion a year ago, reflecting our decision to exit certain lower return product lines. Total portfolio assets increased to $42.6 billion from $40.4 billion at year-end 1999 and $25.3 billion at June 30, 1999. New business volume, excluding factoring, was $6.1 billion, an increase from $2.9 billion for the June 30, 1999 quarter due primarily to the


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

Newcourt acquisition, but down from $6.8 billion during the first quarter of 2000 due to lower consumer and equipment portfolio acquisition activity in the second quarter.

      Net finance margin improved to $359.2 million in the second quarter from $349.1 million for the first quarter of 2000 and $214.4 million in the second quarter last year. Second quarter net finance margin as a percentage of average earning assets was 3.53%, down from 3.58% for the first quarter of 2000 and 3.70% in the second quarter of 1999. The declines were principally due to higher short-term interest rates and increased borrowing costs.

      Non-spread revenues for the second quarter of 2000 were $232.3 million, down slightly from $238.2 million for the first quarter of 2000, compared to $74.8 million for the second quarter of 1999. As a percent of average earning assets, non-spread revenues increased to 2.28% for the second quarter of 2000 from 1.29% last year, but are down from 2.45% in the first quarter of 2000. The increase from the prior year reflects the broadened and more diversified revenue sources from 1999 acquisitions. The decrease from the first quarter reflects venture capital gains of $10.6 million, down from $37.5 million in the first quarter. Fees and other income grew to $121.1 million in the second quarter of 2000 from $20.4 million last year, reflecting syndication and other non-spread revenues in Vendor Technology Finance and Structured Finance. Gains from equipment sales were $39.4 million, up $18.7 million over the prior year quarter due to the larger asset base. Factoring commissions grew 31.7% to $38.2 million over the prior year period. Securitization gains were $23.0 million, or 9.4% of pretax income during the quarter.

      Salaries and general operating expenses for the second quarter of 2000 totaled $257.5 million, down $10.7 million from the first quarter of 2000 as we continued to realize benefits of integration. Accordingly, the efficiency ratio improved to 43.9% for the second quarter from 46.0% for the first quarter 2000. Salaries and general operating expenses as a percentage of average managed assets declined to 2.03% for the period ended June 30, 2000 from 2.15% for the first quarter of 2000. This compares to 1.66% for the period ended June 30, 1999, reflecting the effect of our 1999 acquisitions. Second quarter expense levels reflect annualized run rate savings of approximately $150 million from pro-forma combined pre-acquisition levels. Headcount was 7,400 at quarter end, down 855 and 250 from year-end 1999 and the first quarter, respectively.

      The provision for credit losses was $64.0 million in the 2000 second quarter, up from $61.6 million in the first quarter of 2000. Second quarter net charge-offs were $60.7 million, 0.73% of average finance receivables, up from $53.0 million, 0.67%, in the first quarter of 2000. At June 30, 2000, the reserve for credit losses was $460.3 million, up from $446.9 million at December 31, 1999. As a percentage of finance receivables, the reserve for credit losses was 1.39% at June 30, 2000 compared to 1.43% at March 31, 2000. The decline reflects changes in portfolio mix.

      Total past dues, as a percentage of finance receivables, declined to 2.80% at June 30, 2000 from 2.85% at March 31, 2000. Commercial past dues as a percentage of finance receivables improved to 2.59% at June 30, 2000 from 2.65% at March 31, 2000. Consumer past dues, as a percentage of finance receivables, were 4.33% at June 30, 2000, relatively unchanged from 4.32% at March 31, 2000. Total managed past dues, as a percentage of managed financial assets, declined to 3.11% at June 30, 2000 from 3.23% at March 31, 2000.

      Goodwill related to the Newcourt acquisition was increased by approximately $200 million. The adjustment to the original purchase price allocations includes refinements to the fair value of certain retained interests in the securitized portfolios, particularly in the trucking industry, as well as additional charges related to integration activities. As a result, goodwill, net of amortization, for the first half of 2000, increased $159.3 million, or 8.6%, from December 31, 1999.

Other Recent Events:

      We are extremely pleased with the recognition of being added to the S&P 500 index, which broadens our shareholder base and recognizes the breadth and strength of CIT.

Forward-Looking Statements:

      Certain statements contained in this document are forward-looking statements concerning our future earnings, financial condition and operations. These statements involve risks and uncertainties that may be difficult to predict. Forward-looking statements are based upon management's estimates of future economic conditions, fair values and future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements, due to various risks and uncertainties identified more fully in our 1999 Form 10-K.

About CIT:

      CIT is a leading diversified finance company offering vendor, equipment, commercial, factoring, consumer and structured financing capabilities. CIT operates extensively in the United States and Canada with strategic locations in Europe, Latin and South America, and the Pacific Rim. CIT has been in business since 1908 and is recognized as a leader in many of the markets it serves. For more information on CIT, visit the website at www.cit.com.

              (SEE ATTACHED TABLES FOR ADDITIONAL FINANCIAL DATA).

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                     (In Millions, except per share amounts)

                                                    For the Quarter       For the Six Months
                                                     Ended June 30,          Ended June 30,
                                                   2000        1999        2000         1999
                                                ----------   --------   ----------   ----------
                                                                (unaudited)
Finance income                                  $  1,301.8   $  554.4   $  2,530.6   $  1,095.9
Interest expense                                     630.9      280.8      1,202.8        554.1
                                                ----------   --------   ----------   ----------
   Net finance income                                670.9      273.6      1,327.8        541.8
Depreciation on operating lease equipment            311.7       59.2        619.5        115.3
                                                ----------   --------   ----------   ----------
   Net finance margin                                359.2      214.4        708.3        426.5
Fees and other income                                232.3       74.8        470.5        139.5
                                                ----------   --------   ----------   ----------
   Operating revenue                                 591.5      289.2      1,178.8        566.0
                                                ----------   --------   ----------   ----------

Salaries and general operating expenses              257.5      108.0        525.7        213.8
Provision for credit losses                           64.0       23.8        125.6         45.7
Goodwill amortization                                 20.6        5.0         41.1          8.2
Minority interest in subsidiary trust holding
   solely debentures of the Company                    4.8        4.8          9.6          9.6
                                                ----------   --------   ----------   ----------
   Operating expenses                                346.9      141.6        702.0        277.3
                                                ----------   --------   ----------   ----------

   Income before provision for income taxes          244.6      147.6        476.8        288.7
Provision for income taxes                            93.2       51.3        181.5        100.5
                                                ----------   --------   ----------   ----------
   Net income                                   $    151.4   $   96.3   $    295.3   $    188.2
                                                ==========   ========   ==========   ==========


Basic net income per share                      $     0.58   $   0.60   $   1.13     $     1.17
Weighted average shares outstanding                  261.6      160.9      262.3          161.0
Diluted net income per share                    $     0.58   $   0.59   $   1.12     $     1.16
Weighted average shares outstanding                  262.6      162.1      263.1          162.3


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

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)

                                                        June 30,   December 31,
                                                          2000         1999
                                                      -----------  ------------
                                                      (unaudited)
Assets
------
Financing and leasing assets
Loans and leases
   Commercial                                         $  29,098.2  $  27,119.2
   Consumer                                               4,023.4      3,887.9
                                                      -----------  -----------
      Finance receivables                                33,121.6     31,007.1
Reserve for credit losses                                  (460.3)      (446.9)
                                                      -----------  -----------
      Net finance receivables                            32,661.3     30,560.2
Operating lease equipment, net                            6,427.6      6,125.9
Finance receivables held for sale                         2,874.9      3,123.7
Cash and cash equivalents                                   845.6      1,073.4
Goodwill                                                  2,009.8      1,850.5
Other assets                                              2,270.2      2,347.4
                                                      -----------  -----------
   Total assets                                       $  47,089.4  $  45,081.1
                                                      ===========  ===========

Liabilities and Stockholders' Equity
------------------------------------
Debt
Commercial paper                                      $   9,356.2  $   8,974.0
Variable rate senior notes                               10,161.7      7,147.2
Fixed rate senior notes                                  17,626.7     19,052.3
Subordinated fixed rate notes                               200.0        200.0
                                                      -----------  -----------
   Total debt                                            37,344.6     35,373.5
Credit balances of factoring clients                      2,129.5      2,200.6
Accrued liabilities and payables                          1,102.8      1,191.8
Deferred federal income taxes                               513.7        510.8
                                                      -----------  -----------
   Total liabilities                                     41,090.6     39,276.7
Company-obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   solely debentures of the Company                         250.0        250.0
Stockholders' equity
Common stock                                                  2.7          2.7
Paid-in capital                                           3,525.7      3,521.8
Retained earnings                                         2,339.6      2,097.6
Accumulated other comprehensive income                       (0.7)         2.8
Treasury stock at cost                                     (118.5)       (70.5)
                                                      -----------  -----------
   Total stockholders' equity                             5,748.8      5,554.4
                                                      -----------  -----------
   Total liabilities and stockholders' equity         $  47,089.4  $  45,081.1
                                                      ===========  ===========


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

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                              (Amounts in Millions)

MANAGED ASSETS BY STRATEGIC BUSINESS UNIT
-----------------------------------------

                                                   At June 30,     At December 31,     At June 30,
                                                      2000              1999              1999
                                                   -----------     ---------------     -----------
Equipment Financing:
  Finance receivables                              $  11,478.5       $  10,899.3       $   8,787.4
  Operating lease equipment, net                       1,030.5           1,066.2             822.0
                                                   -----------       -----------       -----------
   Total                                              12,509.0          11,965.5           9,609.4
                                                   -----------       -----------       -----------
Capital Finance:
  Finance receivables                                  1,561.0           1,838.0           1,632.3
  Operating lease equipment, net                       3,235.8           2,931.8           2,589.6
  Liquidating portfolio (1) (2)                          202.9             281.4             339.1
                                                   -----------       -----------       -----------
   Total                                               4,999.7           5,051.2           4,561.0
                                                   -----------       -----------       -----------
   Total Equipment Financing and Leasing Segment      17,508.7          17,016.7          14,170.4
                                                   -----------       -----------       -----------
Vendor Technology Finance:
  Finance receivables                                  8,227.7           7,488.9                --
  Operating lease equipment, net                       2,105.8           2,108.8                --
                                                   -----------       -----------       -----------
   Total Vendor Technology Finance Segment            10,333.5           9,597.7                --
                                                   -----------       -----------       -----------
Structured Finance:
  Finance receivables                                  1,980.6           1,933.9                --
  Operating lease equipment, net                          38.8               --                 --
                                                   -----------       -----------       -----------
   Total Structured Finance Segment                    2,019.4           1,933.9                --
                                                   -----------       -----------       -----------
Commercial Services                                    4,287.1           4,165.1           3,215.0
Business Credit                                        3,294.7           2,837.0           2,769.0
                                                   -----------       -----------       -----------
   Total Commercial Finance Segment                    7,581.8           7,002.1           5,984.0
                                                   -----------       -----------       -----------
   Total Commercial Segments                          37,443.4          35,550.4          20,154.4
                                                   -----------       -----------       -----------
Home equity                                            2,459.7           2,215.4           2,432.4
Manufactured housing                                   1,684.2           1,666.9           1,658.5
Recreational vehicles                                    506.8             361.2             427.4
Liquidating portfolio (3)                                330.0             462.8             522.5
                                                   -----------       -----------       -----------
   Total Consumer Segment                              4,980.7           4,706.3           5,040.8
                                                   -----------       -----------       -----------
Other - Equity Investments                               203.4             137.3              91.7
                                                   -----------       -----------       -----------
   Total Financing and Leasing Portfolio Assets       42,627.5          40,394.0          25,286.9
                                                   -----------       -----------       -----------
Finance receivables previously securitized:
  Commercial                                           8,478.1           8,471.5                --
  Consumer                                             1,755.3           1,987.0           2,262.3
  Consumer liquidating portfolio (3)                     510.0             580.8             846.3
                                                   -----------       -----------       -----------
   Total                                              10,743.4          11,039.3           3,108.6
                                                   -----------       -----------       -----------
   Total Managed Assets                            $  53,370.9       $  51,433.3       $  28,395.5
                                                   ===========       ===========       ===========

(1) Consists primarily of ocean going maritime and project finance. Capital Finance discontinued marketing to these sectors in 1997.

(2) Operating lease equipment, net, of $16.7 million, $19.1 million and $21.6 million are included in the liquidating portfolio for the six months ended June 30, 2000, the year ended December 31, 1999 and the six months ended June 30, 1999, respectively.

(3) In 1999, we decided to exit the recreational boat and wholesale loan product lines.

                                                For the Quarter        For the Six Months
                                                 Ended June 30,          Ended June 30,
FEES AND OTHER INCOME                           2000       1999         2000        1999
                                              --------   --------     --------   --------
Fees and other income                         $  121.1   $   20.4     $  242.5   $   51.3
Gains on sales of leasing equipment               39.4       20.7         61.2       29.9
Factoring commissions                             38.2       29.0         76.7       53.0
Gains on securitizations                          23.0        4.7         42.0        5.3
Gains on venture capital investments              10.6         --         48.1         --
                                              --------   --------     --------   --------
                                              $  232.3   $   74.8     $  470.5   $  139.5
                                              ========   ========     ========   ========


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

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA

                                                                           For the Quarter          For the Six Months
Selected Data and Ratios                                                    Ended June 30,             Ended June 30,
                                                                         2000          1999         2000         1999
                                                                         ----          ----         ----         ----
Profitability
Net income per diluted share                                         $     0.58    $     0.59    $     1.12   $     1.16
Net income per diluted share, excluding goodwill amortization        $     0.66    $     0.62    $     1.28   $     1.21
Book value per common share                                                                      $    21.85   $    17.60
Return on average stockholders' equity                                     10.7%         13.7%         10.5%        13.6%
Return on average tangible stockholders' equity(1)                         15.9%         15.5%         15.6%        15.1%
Return on AEA                                                              1.49%         1.66%         1.48%        1.64%
Return on AMA(2)                                                           1.20%         1.48%         1.17%        1.47%
Other
Net finance income as a percentage of AEA                                  6.60%         4.72%         6.68%        4.73%
Net finance margin as a percentage of AEA                                  3.53%         3.70%         3.56%        3.72%
Efficiency ratio(3)                                                        43.9%         38.0%         45.0%        38.4%
Salaries and general operating expenses as a percentage of
AMA(2)(3)                                                                  2.03%         1.66%         2.09%        1.67%

Net credit losses as a percentage of average:

  Total finance receivables                                                0.73%         0.41%         0.70%        0.41%
  Commercial finance receivables                                           0.64%         0.23%         0.60%        0.22%
  Consumer finance receivables                                             1.34%         1.14%         1.41%        1.16%
Volume securitized                                                   $    913.7    $    565.5    $  1,593.7   $  1,036.0
Gains on securitizations as a percentage of pretax income                  9.40%         3.18%         8.81%        1.84%
Average Balances
Average Stockholders' Equity                                         $  5,675.6    $  2,807.6    $  5,634.9   $  2,770.1
Average Finance Receivables                                          $ 33,484.9    $ 20,633.2    $ 32,457.5   $ 20,358.8
Average Earning Assets                                               $ 40,690.9    $ 23,166.2    $ 39,778.6   $ 22,905.3
Average Managed Assets                                               $ 50,674.3    $ 26,019.7    $ 50,402.7   $ 25,608.6

                                                                                      At June 30,     At March 31,  At December 31,
Credit Quality                                                                            2000            2000            1999
                                                                                          ----            ----            ----
60+ days contractual delinquency as a percentage of
     finance receivables
  Commercial                                                                              2.59%           2.65%           2.42%
  Consumer                                                                                4.33%           4.32%           4.62%
    Total                                                                                 2.80%           2.85%           2.71%
60+ days managed financial asset contractual delinquency
     as a percentage of managed financial assets(4)
  Commercial                                                                              3.09%           3.22%           2.72%
  Consumer                                                                                3.21%           3.26%           3.49%
    Total                                                                                 3.11%           3.23%           2.84%
Total non-performing assets as a percentage of finance
receivables(5)                                                                            2.36%           2.46%           2.05%
Total non-performing managed assets as a percentage of managed
financial assets(4)                                                                       2.55%           2.65%           2.23%
Reserve for credit losses as a percentage of finance receivables                          1.39%           1.43%           1.44%
Capital and Leverage
Debt (net of overnight deposits) to stockholders' equity(6)                               6.16x           6.23x           5.96x
Debt (net of overnight deposits) to tangible stockholders'
equity(1) (6)                                                                             9.27x           9.04x           8.75x

(1)   Tangible stockholders' equity excludes goodwill.

(2) "AMA" or "Average Managed Assets", represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of commercial and consumer finance receivables previously securitized and currently managed by the Company.

(3)   Amortization of goodwill is excluded from these ratios.

(4)   Managed financial assets exclude operating leases and Equity Investments.

(5) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(6) Total debt excludes, and stockholders' equity includes $250.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.

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